EXHIBIT 99.1
Spectrum Brands, Inc. 601 Rayovac Drive Madison WI 53711-2497 P.O. Box 44960 Madison WI 53744-4960 (608) 275-3340

FOR IMMEDIATE RELEASE	Contact: Dave Prichard 608.278.6141

Spectrum Brands Announces Proposed Offering of Senior Notes Due 2020

Madison, WI, March 14, 2012 -- Spectrum Brands Holdings, Inc. (NYSE: SPB) and Spectrum Brands, Inc. (the “Company”) today announced an offering by the Company of $275 million aggregate principal amount of its senior notes due 2020 (the “Notes”).

The Notes will be general unsecured obligations, ranking equally in right of payment with all of the Company’s and guarantors’ existing and future unsecured senior indebtedness (but effectively junior to the Company’s and guarantors’ secured debt to the extent of the value of the collateral) and senior in right of payment to any of the Company’s and guarantors’ future subordinated indebtedness. The Notes will be guaranteed on a senior unsecured basis by Spectrum Brands’ direct parent company, SB/RH Holdings, LLC and each of the Company’s existing and future domestic subsidiaries.

On March 1, 2012, the Company launched a cash tender offer (the “Tender Offer”) and consent solicitation with respect to any and all of the Company’s outstanding 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”).  The Company intends to use the net proceeds from the Notes offering to pay the consideration for the Tender Offer plus fees and expenses, and, if not all 12% Notes are tendered pursuant to the Tender Offer, to fund the redemption of all 12% Notes remaining outstanding after the completion of the Tender Offer. Any remaining proceeds will be used for general corporate purposes.

The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of an offering circular.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 130 countries.  With 6,000 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2011 net sales of approximately $3.2 billion.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the offering and tender offer and consent solicitation described above and related transactions, expected sales, adjusted EBITDA, debt reduction and leverage, and other measures of financial performance, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our substantial outstanding indebtedness (including the restrictions contained therein) on our business, financial condition and results of operations, and our ability to manage and otherwise comply with our covenants with respect to such indebtedness, (2) the inability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products we offer, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) our ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from our cost-cutting initiatives, (10) our ability to identify, develop and retain key employees, (11) unfavorable weather conditions, (12) the cost and effect of threatened or pending litigation or governmental proceedings, changes in governmental regulations, or changes in accounting policies applicable to our business, (13) adverse changes in capital market conditions, and (14) various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands Holdings' and Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K for Spectrum Brands, Inc. or Quarterly Reports on Form 10-Q for Spectrum Brands, Inc.   We also caution the reader that our estimates of trends, market share, retail consumption of our products and reasons for changes in such consumption are based solely on limited data available to us and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

We also caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. We undertake no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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